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EXHIBIT 10.21

                               September 18, 2000


Mr. Gary Merry
3513 Sandhurt Drive
Flowermound, Texas  75022

Dear Gary,

I would like to extend to you an offer for the position of Vice President, Special Assistant in Charge of Technology with Jos. A. Bank Clothiers reporting to David Ullman, with a salary of $125,000 per year at a weekly rate of $2,403.85. Within 90 days of the date of acceptance of this letter you will be promoted to position of Vice President, Chief Information Officer.

In addition to your base compensation you will be eligible to participate in the company's Executive Bonus Program. If the company's financial goals are realized, and you achieve your personal goals, you will be eligible for a bonus of up to thirty (30%) percent of your actual base earnings for the period.

You will be entitled to three weeks of vacation to be accrued throughout your first year of employment.

Relocation assistance of up to $45,000 will be extended to you for all expenses within policy guidelines associated with moving including any gross up amount necessary for tax purposes. Included in the relocation cap of $45,000 will be a gross payment of $5,000 to help defray any additional moving expenses. In addition, you will be entitled to all company benefits listed on the enclosed benefit summary sheet, generally effective on the first day of the month following 60 days of employment. We will pay for any COBRA premiums you incur prior to eligibility in our health plan.

As is our practice, we would like you to understand that this letter in no way constitutes an employment contract, and that you are aware that your employment may be terminated by either you or the company. However, you will be eligible for salary continuance for up to six months in the event your employment with the company is terminated by the company without cause. Salary continuation will cease in the event you accept other employment during the six months severance period. In addition, we reserve the right to alter our benefit plans at any time.

Please let me know if you have any questions. I look forward to speaking to you in the near future.

Sincerely,

/s/: Bob Hensley

Bob Hensley
Executive Vice President - Operations